Exhibit 99.1

Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the class A shares of AGM Group Holdings Inc., and that this Agreement be included as an Exhibit to such joint filing. Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of October 5, 2026.

Rui Zhang		/s/ Rui Zhang

Vastway Technology Co., Ltd.	By:	/s/ Rui Zhang
		Name:	Rui Zhang
		Title:	Director

SCHEDULE A

EXECUTIVE OFFICER AND DIRECTOR

Vastway Technology Co., Ltd.

The business address of the following individual is 4th Floor, Harbour Place, 103 South Church Street, P.O.Box10240, Grand CaymanKY1-1002, GeorgeTown, Cayman Islands. Rui Zhang is the Director and Chief Executive Officer.

Directors:

Rui Zhang	P.R. China

Executive Officers:

Rui Zhang as the Chief Executive Officer